Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

FOR IMMEDIATE RELEASE

DRG&E (713) 529-6600

TGC INDUSTRIES MOVES TO THE

NASDAQ GLOBAL SELECT MARKET

PLANO, TEXAS — OCTOBER 26, 2007 — TGC Industries, Inc. (AMEX: TGE) announced today that its board of directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Global Select Market.  Effective November 6, 2007, the company will trade under the symbol (NASDAQ:  TGE).

Wayne Whitener, President and CEO of TGC Industries, stated, “This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors.  We believe that NASDAQ’s electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution and the lowest cost per trade.  As the world’s largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. We are pleased to be joining The NASDAQ Stock Market.”

                TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston, Oklahoma City and Denver, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

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